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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(l) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

   Clemens                           Peter                 A.
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   (Last)                           (First)             (Middle)

             C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
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                                    (Street)

  Rockford,                        Illinois              61107
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Halsey Drug Co., Inc.                   Symbol:  HDGC

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     10/01

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President & Chief Financial Officer
________________________________________________________________________________

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           Table 1 -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      2.            3.           Disposed of (D)                 Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                      Day/         ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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

Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.        (Over)
                (Print or Type Responses)      SFC 1474 (3/91)


*See footnote 2 on Table II.
FORM 4 (Continued)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
5% Convertible                                                                 Common
Senior Secured      $1.404   3/10/98   A        (1)          3/10/98  3/15/03  Stock      71,225                     D
Debentures
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                                                                               Common
   Warrants         $1.404   3/10/98   A        (1)          3/10/98  3/15/05  Stock      10,791                     D
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                                                                               Common
   Warrants         $2.279   3/10/98   A        (1)          3/10/98  3/15/05  Stock      10,526           92,542    D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $1.404   6/12/98   A        (2)          6/12/98  3/15/03  Stock      17,121                     D
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                                                                               Common
   Warrants         $1.404   6/12/98   A        (2)          6/12/98  3/15/05  Stock       2,594                     D
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                                                                               Common
   Warrants         $2.279   6/12/98   A        (2)          6/12/98  3/15/05  Stock       2,530          114,787    D
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Non-qualified                                                                  Common
Stock Options       $2.375   2/19/98   A                       (3)    2/19/08  Stock     300,000          414,787    D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $1.1312  4/1/99    A        (5)           4/1/99  3/15/03  Stock       1,370                     D
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Non-qualified                                                                  Common
Stock Options       $1.125   4/12/99   A        (4)          4/12/00  4/12/09  Stock     100,000          516,157    D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $2.4250  7/1/99    A        (5)           7/1/99  3/15/03  Stock         647          516,804    D
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Non-qualified                                                                  Common
Stock Options       $1.875   2/17/00   A        (4)          2/17/01  2/17/10  Stock     125,000          641, 804   D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $1.722    4/1/00   A        (5)           4/1/00  3/15/03  Stock         923          642,727    D
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Non-qualified                                                                  Common
Stock Options       $1.1125  6/29/00   A        (4)          6/29/01  6/29/10  Stock     100,000          742,727    D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $1.1125   7/1/00   A        (5)          7/01/00  3/15/03  Stock       1,446          744,173    D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $ .9071  10/1/00   A        (5)         10/01/00  3/15/03  Stock       1,709          745,882    D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $ .6258  01/01/01  A        (5)         01/01/01  3/15/03  Stock       2,477          748,359     D
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

5% Convertible
Senior Secured                                                                 Common
Debentures          $1.03    04/01/01  A        (5)         04/01/01  3/15/03  Stock       1,505          749,864     D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $2.22    07/01/01  A        (5)         07/01/01  3/15/03  Stock         698          750,562     D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $2.22    10/01/01  A        (5)         10/01/01  3/15/03  Stock         698          751,260     D
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
Explanation of Responses:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (10,791 shares of which are presently exercisable at $1.404 per share and 10,526 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase shares of common stock (2,594 shares of which are presently exercisable at $1.404 per share and 2,530 shares of which are presently exercisable at $2.279 per share.

(3) Options vest quarterly, with 25,000 options vesting every quarter effective May 1, 1998.

(4)  Options vest 25% annually.

(5) Certain quarterly interest payments are paid in the form of convertible debentures.







By:/s/ Peter A. Clemens                                    October 25, 2001
   ------------------------------------------
   Peter A. Clemens
      Signature of Reporting Person


Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.